Exhibit 99.1

PRESS RELEASE
www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	05-012
Contact: Wade Pursell
Date: April 12, 2005	Title: Chief Financial Officer

CAL DIVE ACQUIRES ASSETS FROM STOLT OFFSHORE

HOUSTON, TX – Cal Dive International, Inc. (Nasdaq: CDIS) announced today that is has agreed to acquire the diving and shallow water pipelay assets of Stolt Offshore that presently operate in the waters of the Gulf of Mexico (GOM) and Trinidad for $125 million in cash. The transaction includes: seven diving support vessels; two diving and pipelay vessels (the Seaway Kestrel and the DLB 801); a portable saturation diving system; various general diving equipment and Louisiana operating bases at the Port of Iberia and Fourchon. The transaction, which requires regulatory approval, is expected to close within 45 days.

Cal Dive intends to add the acquired assets and operating personnel to its existing GOM Shelf division in order to form a wholly-owned subsidiary company. In all, the subsidiary will operate eighteen vessels, employ around four hundred personnel and should generate revenues in excess of $200 million per year.

Owen Kratz, Chairman and Chief Executive Officer, stated, “The diving and pipelay business on the Outer Continental Shelf of the Gulf of Mexico faces several major challenges including cyclical demand, aging resources and increased customer expectations, especially in the area of Health, Safety and Environmental management. This deal places Cal Dive as a market leader and allows us to address these challenges as well as better serve the needs of a wider range of customers.”

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.